UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

WEST MARINE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

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[The following information was delivered to associates of West Marine, Inc. on July 17, 2017]

Dear West Marine Associates,

It’s been quite a busy summer here at West Marine, coming off of our Fourth of July holiday week. Hopefully you enjoyed time on the water with family and friends. As promised, I wanted to give you a brief update on the state of our business. We are continuing to work towards closing the acquisition by Rising Tide Parent Inc., a subsidiary of Monomoy Capital Partners (“Monomoy”) of the company. As previously announced, the transaction is scheduled to be finalized in the third quarter of this year, subject to approval by our stockholders. In the meantime, as we typically do this time each year, we are in our annual Strategic Planning cycle, focused on 2018 strategies around Ecommerce, Private Brand, Store Optimization, West Marine Pro and Customer Growth. Most importantly, we need to stay focused on taking care of the Customer and driving the business now through the end of the year. We have several big events coming up like the August Summer Sale, Labor Day and Q4 Holiday to keep our Customers excited to shop at West Marine.

I will continue to keep you informed on the progress we are making. Should you have any additional questions, I encourage you to speak with your VP or review the FAQs (Frequently Asked Questions) posted on Homeport, some of which we are recirculating below for easy reference:

Q. What will happen to my stock options?

A. Under the merger agreement, on or shortly after the effective date of closing, all outstanding stock options with an exercise price below $12.97 will be cashed out for the positive difference between the price at which options were granted and $12.97. This amount will be included as taxable income to you, and will be paid less withholdings.

Q. What will happen to my restricted stock units (RSUs) or performance vested units (PVUs)?

A. Your outstanding RSUs and PVUs will be assumed and continue to vest pursuant to their original vesting conditions. Once the vesting date is achieved (and assuming continued employment through the vesting date) you will receive cash equal to $12.97 (less withholdings) per converted RSU and PVU that ultimately vests. Any cash payment on vesting(s) will be included as taxable income to you in the year of such vesting.

Q. How will our Associate Stock Buying Plan (ASBP, typically referred to as ASPP) be affected?

A. At the effective date of closing of the merger, all shares that you own that you previously purchased through our ASBP will be cashed out at $12.97 per share. Contributions you are currently making via payroll deductions will continue until the earlier of the closing of the merger or October 31st, however you will not be permitted to increase the amount of payroll deductions you are currently making. That accrual will be applied to a final stock purchase, which also will be cashed out at $12.97 per share at the time noted above. The difference between the cash payment and your cost to purchase the stock will be included as taxable income to you. Additionally, if you currently do not participate in the ASBP, you may not begin to participate in the ASBP or make a new election to purchase shares under the ASBP. No new offering period under the ASBP will begin following the conclusion of the current offering period on October 31, 2017.

Q. Why is this good for Associates?

A. Over the long-term, we believe this transaction will accelerate our ability to seize on industry growth opportunities and deliver continued innovation and consistent, reliable operational performance. We also believe this will make West Marine even better positioned to navigate an evolving boating industry, ensuring continuity, continued innovation, the long-term stability of the business and rewarding workplace for Associates.

Q. Why is this good for West Marine?

A. We share with Monomoy a belief that the right partnership adds up to more than the sum of its parts. They are excited to partner with our thought leaders in retail, product and services so that we collectively leverage our best talent, insights and ideas.

I thank you for your support as we close this transaction and appreciate your dedication and passion for our business.

/s/ Matt

Matt

***

Important Information For Investors and Stockholders

This communication is being made in respect of the proposed merger transaction involving Monomoy Capital Partners a New York-based private equity fund (“Monomoy”) and West Marine, Inc., a Delaware corporation (“West Marine”). This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. The proposed merger will be submitted to the stockholders of West Marine for their consideration. In connection therewith, West Marine intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a definitive proxy statement. However, such documents are not currently available. The definitive proxy statement will be provided to the stockholders of West Marine. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about Monomoy and West Marine, once such documents are filed with the SEC, at the SEC’s Internet site at www.sec.gov. Copies of the documents filed with the SEC by West Marine will be available free of charge on West Marine’s website at www.westmarine.com under the heading “Investor Relations.” Stockholders of West Marine may also obtain a free copy of the definitive proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement by contacting our Secretary at 500 Westridge Drive, Watsonville, California 95076, Phone: 831-728-2700.

West Marine and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies of West Marine’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of West Marine is set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on February 28, 2017, and its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on April 21, 2017 and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the stockholders of West Marine and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.